THIS AGREEMENT is made the 10th day of December 2010

BETWEEN

(1) **KUTHOOR SHANTY BERNARD** (Holder of Hong Kong Identity Card No.P274723(9)) of Flats A and B, 26th Floor, Tower 12, Tierra Verde, No.33 Tsing King Road, Tsing Yi, New Territories, Hong Kong (hereinafter referred to as the "Share Vendor");

(2) **VAGAS LANE LIMITED** a company incorporated in Republic of The Marshall Islands with principal place of business in Hong Kong at Flat A, 14th Floor, No.6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong (hereinafter referred to as the "Share Purchaser"); and

(3) **GALAXY GARMENT LIMITED** (嘉力製衣有限公司) (Company Registration No.938241) whose registered office is situate at Unit 3401B2, 34th Floor, Cable TV Tower, No.9 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong (hereinafter referred to as "the Company").

WHEREAS

(A) The Company is a private company limited by shares incorporated in Hong Kong and is validly existing.

(B) The particulars of the Company, including the amount and particulars of all the share capital of the Company, as the date hereof are set out in the First Schedule hereto and will remain unchanged immediately prior to Completion (hereinafter defined).

(C) The Share Vendor is the registered and beneficial owner of the Sale Shares (as defined below).

(D) The Share Vendor has agreed to sell and the Share Purchaser has agreed to purchase the Sale Shares (hereinafter defined) subject to and upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1. <u>DEFINITIONS</u>

"Accounts"	the audited accounts of the Company made up to 31st March 2011 and which shall be provided by the Share Vendor to the Share Purchaser no later than one (1) month prior to Completion
"Accounts Date"	the day immediately preceding the Completion Date
"Completion"	completion of the transactions pursuant to Clause 4 and the Second Schedule of this Agreement
"Completion Accounts"	the audited balance sheet and profit and loss account of the Company made up to the Accounts Date to be provided by the Share Vendor to the Share Purchaser on Completion.
"Completion Date"	the date of Completion of the sale and purchase of the Sale Shares pursuant to Clause 4 and the Second Schedule of this Agreement
"Mortgage"	the existing mortgage or legal charge given by the Company in favour of Lei Shing Hong Credit Limited and all such other mortgages, charges or encumbrances (if any) existing in respect of the Property
"Property"	the whole block of No.8 Fui Yiu Kok Street, Tsuen Wan, New Territories, Hong Kong erected on Tsuen Wan Town Lot No.18 registered in the name of the Company
"Share Purchaser's Solicitors"	Messrs. Ribeiro Hui of 1303-5, Wilson House, 19-27 Wyndham Street, Central, Hong Kong
"Share Vendor's Solicitors"	Messrs. Gallant Y. T. Ho & Co. of Room 301, 3rd Floor, Two Grand Tower, No.625

	Nathan Road, Mongkok, Kowloon, Hong Kong
"Sale Shares"	all those 10,000,000 ordinary shares of HK$1.00 each in the issued share capital of the Company registered in the name of the Share Vendor and as referred to in paragraph 9 (i) of the First Schedule hereto, which have been fully paid-up to be sold by the Share Vendor to the Share Purchaser or its nominees under this Agreement
"Share Consideration"	the amount of Hong Kong Dollars TEN MILLION (HK$10,000,000.00)
"Warranties"	the representations, warranties and undertakings on the part of the Share Vendor contained in Clause 5

2. **SALE AND PURCHASE**

In reliance on the Warranties made in Clause 5 by the Share Vendor and upon and subject to the terms and conditions of this Agreement, the Share Vendor shall sell and the Share Purchaser or its nominees shall purchase the Sale Shares free from all claims, charges, liens, encumbrances and options of any kind whatsoever but together with all rights attached, accrued or accruing thereto and together with all dividends and distributions declared made or paid or agreed to be made or paid thereon or in respect thereof on or after the date hereof.

3. **CONSIDERATION**

3.1 The Share Consideration for the sale and purchase of the Sale Shares shall be payable by the Share Purchaser to the Share Vendor in the following manner:

(a) an initial deposit in the sum of HK$5,000,000.00 ("Initial Deposit") shall be paid by the Share Purchaser to the Share Vendor on signing of this Agreement, in the manner stipulated in Clause 3.2 below;

(b) a further deposit in the sum of HK$4,000,000.00 ("Further Deposit") shall be paid by the Share Purchaser to the Share Vendor on or before the 17th January 2011 in the manner stipulated in Clause 3.2 below; and

(d) the remaining balance of the Share Consideration in the sum of HK$1,000,000.00 shall be paid by the Share Purchaser to the Share Vendor on or before Completion.

3.2 The Initial Deposit and the Further Deposit shall be paid by the Share Purchaser to the Share Vendor's Solicitors by way of a cashier order or a Share Purchaser's Solicitors' cheque.

3A. CONDITIONS PRECEDENT

3A. Completion under Clause 4 is conditional upon:

(a) The Share Purchaser at its discretion being completely satisfied with the results of a due diligence conducted upon the assets and affairs of the Company, including with respect to the corporate, tax, financial, litigation, employment, real property, regulatory compliance and trading position of the Company, and without limitation to the foregoing that Company having shown good and marketable title to Property and that the user of the Property shall allow the Share Purchaser's intended use as an industrial building with ancillary office use;

(b) The Share Vendor having provided the Accounts to the Share Purchaser no later than one (1) month before Completion;

(c) Each of the Warranties are true and accurate in all material respects as of the date hereof and immediately prior to Completion; and

(d) The performance and observance by the Share Vendor of all its undertakings and obligations under this Agreement.

4. COMPLETION

Upon and subject to the terms and conditions of this Agreement, Completion of the sale and purchase of the Sale Shares shall take place at the Share Vendor's Solicitors' office on or before the 30th June 2011 and each party hereto shall perform his respective obligations set out in the Second Schedule hereto.

5. REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

5.1 The Share Vendor hereby represents, warrants and undertakes to the Share Purchaser that the Share Vendor is the registered and sole legal and beneficial owner of the Sale Shares with the full right and authority, without the need to obtain the consent of any third party and/or the Company, to sell and transfer the Sale Shares to the Share Purchaser or its nominee(s) with effect from Completion free from all claims, charges, liens, encumbrances and equities whatsoever and together with all rights attached, accrued or accruing thereto including the right to all dividends and distributions declared, made or paid on or after the date hereof.

5.2 The Share Vendor hereby represents and warrants to the Share Purchaser that:

(a) the matters stated in Recitals (A), (B) and (C) to this Agreement are true and accurate;

(b) the Company has not carried on any business since its incorporation and except for those business activities, contracts and debts expressly disclosed in this Agreement, the Company has not entered into any contracts, and has no liabilities (including tax and contingent liabilities) which are outstanding;

(c) the Sale Shares comprise:

(i) all the shares of the Share Vendor in the Company held and registered in the name of the Share Vendor, and

(ii) ten percent (10%) of all shares in the issued share capital of the Company, and

there is and will not be any shareholders agreement entered into in respect of the Company or in issue any other shares (except the 90,000,000 shares of HK$1.00 each in the issued share capital of the Company referred to in paragraph 9 (ii) of the First Schedule hereto), debentures, warrants, options, or securities of any description in respect of the Company;

(d) except those expressly disclosed in this Agreement, the Company is not under any contracts, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities, and there is no agreement or commitment to give or create any of the foregoing;

(e) the Company does not have any subsidiary or any investments in any other Company, business or entity;

(f) the Company has no other creditors except those expressly disclosed in this Agreement;

(g) the Accounts and the Completion Accounts when delivered to the Share Purchaser at Completion, are true and correct accounts of the Company and have been prepared in accordance with accounting principles generally accepted in Hong Kong and on the basis of accounting policies consistently applied, and present fairly and accurately the results of the operations of the Company, for the relevant accounting period and the financial position of the Company as at the end of such accounting period and there is no material change to the Company's financial condition since their respective date;

(h) no litigation, arbitration or administrative or any form of proceedings before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or to his knowledge having made all reasonable enquiries threatened, or will be made, against or involving the Company, or any of its properties or assets;

(i) the information supplied to the Share Purchaser by the Company including the Accounts and Completion Accounts are true and accurate and will not contain any mis-statement of fact or omit to state a material fact or any fact necessary to make any statement not misleading;

(j) the Company is not (i) in default in the payment of any principal of or interest on any indebtedness for borrowed money or (ii) in breach of or in default under any other provision of any indenture, deed of trust, agreement or other instrument to which it is a party and under or subject to which any such indebtedness for borrowed money has been issued and is outstanding and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder;

(k) the Company has fully and punctually paid all outgoings, taxes, duties, premium, and levies as the same become due and payable and the Company is not or is unlikely to be subject to any tax or other penalties;

(l) the Company has complied with the Inland Revenue Ordinance and the Stamp Duty Ordinance and has kept proper and full records for tax purposes and has filed all tax returns, and there is no pending disputes with the Inland Revenue Department or any other tax authorities;

(m) the memorandum and articles of association of the Company delivered to the Share Purchaser before the signing of this Agreement is the true, complete and current memorandum and articles of association of the Company;

(n) the Company has observed and complied with the Companies Ordinance of Hong Kong and all returns required to be filed have been filed;

(o) all required corporate procedures and approvals have been duly complied with and obtained in respect of all acts and deeds of the Company and all such acts and deeds are valid and binding;

(p) the Company has also complied with all other laws and regulations in Hong Kong applicable to any of its properties and assets;

(q) neither the Share Vendor nor the Company will be in breach of any law, regulation or contract by its entering into this Agreement or selling the Sale Shares to the Share Purchaser;

(r) the Company has never employed any employee, and apart from the Share Vendor and Kuthoor Poonam Shanty, has never appointed any officer of the Company;

(p) the Company is the sole legal and beneficial owner of the Property free from all claims, charges, liens, encumbrances (except under the Mortgage, and which can be released in favour of the Company at Completion upon payment of the redemption sum in an amount not to exceed HK$85,000,000.00); and

(q) the Company has not received and is not aware of there being any notice or order from any government authority, the management or incorporated owners of the Property (if any) or other relevant authority requiring the Company to demolish or reinstate any part of the Property or redemption of or re-entry onto the Property or any part thereof.

5.3 The representations and warranties set out in each sub-clause of Clause 5.2 shall be deemed to be repeated as at Completion as if all references to the date of this Agreement were references to the date of Completion.

5.4 During the period immediately after execution of this Agreement but before Completion, each of the Share Vendor and the Company covenants and undertakes to and in favour of the Share Purchaser that:

(a) the Company shall not conduct any business to the prejudice of the Share Purchaser's interests hereunder or enter into any contract or commitment of any nature without prior written consent of the Share Purchaser;

(b) there shall be no change of the directorship, shareholding in or ownership of the Company;

(c) there shall be no amendment or supplement made to nor the memorandum or articles of association of the Company without prior written consent of the Share Purchaser;

(d) the Company shall not merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding up;

(e) the Company shall not pledge, charge, sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or its properties, assets or revenues, whether by a single transaction or by a number of transactions whether related or not;

(f) the Company shall not create or attempt or agree to create or permit to arise or exist any mortgage, charge or encumbrance over all or any part of its properties, assets or revenues;

(g) the Share Vendor shall not create or attempt or agree to create or permit to arise or exist any mortgage, charge or encumbrance over all or any part of the Sale Shares; and

(h) All outgoings in respect of the Property prior to Completion (without prejudice to the foregoing, including government rates, management fees, property tax and all utilities) shall be borne by the Share Vendor and shall have been paid (provided always if any of such outgoings are not due as at Completion, they may be apportioned with the Share Purchaser on Completion or within forty five days of Completion).

5.5 The Share Vendor shall upon demand indemnify and pay to the Share Purchaser all losses and damages suffered by the Share Purchaser in the event that any of the warranties and representations set out in Clauses 5.1, 5.2, 5.3 or 5.4 is untrue, misleading or incorrect.

6. CLAIMS AFTER COMPLETION

6.1 The representations, warranties, indemnities, undertakings and agreements contained in this Agreement shall remain in full force and effect in all respects after and notwithstanding Completion.

6.2 The Share Purchaser may take action for any breach or non-fulfilment of any of such representations, warranties, indemnities, undertakings and agreements given by any of the other parties hereto herein either before or after Completion.

7. DAMAGES AND EXPENSES

7.1 Should the Share Purchaser fail to complete the purchase in the manner herein contained (save and except as a result of default by the Share Vendor), all the Initial Deposit and the Further Deposit shall be forfeited to the Share Vendor and the Share Vendor shall have no further claim whatsoever against the Share Purchaser and the Share Vendor shall then be entitled at his discretion to dispose of or otherwise deal with the Sale Shares.

7.2 Should the Share Vendor, after the Share Purchaser has paid the Initial Deposit and the Further Deposit, fail to complete the sale in the manner herein contained (save and except as a result of default by the Share Purchaser), or if the Share Purchaser shall rescind this Agreement due to any breach of the Share Vendor's obligations under this Agreement, including a breach of Warranty, the Share Vendor shall immediately refund the Initial Deposit and the Further Deposit in full to the Share Purchaser together with a sum equivalent to the Initial Deposit and the Further Deposit as liquidated damages and the Share Purchaser shall have no further claim whatsoever against the Share Vendor under this Agreement.

7.3 Subject to the foregoing, all stamp duty for the sale and purchase of the Sale Share shall be borne by the Share Purchaser and each party to this Agreement shall bear his or its own legal costs relating thereto.

8. SUCCESSORS AND ASSIGNS

This Agreement shall not be assignable by either of the parties to this Agreement except with the prior written consent of the other party.

9. TIME OF ESSENCE

Any date or period mentioned in any clause may be extended by mutual written agreement between the parties hereto, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence of this Agreement.

10. GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of the Hong Kong SAR.

10.2 Each party hereto irrevocably agrees that the courts of the Hong Kong SAR shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

11. AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by the mutual agreement in writing by the parties herein.

THE FIRST SCHEDULE

THE COMPANY

1.	Date of Incorporation:	6th December 2004
2.	Place of Incorporation:	Hong Kong
3.	Company Registration Number:	938241
4.	Business Registration Number:	35228455
5.	Company Name:	GALAXY GARMENT LIMITED (嘉力製衣有限公司)
6.	Authorized Share Capital:	HK$100,000,000 divided into 100,000,0000 shares of HK$1.00 each
7.	Issued Share Capital:	HK$100,000,000 divided into 100,000,000 shares of HK$1.00 each
8.	Director:	Kuthoor Shanty Bernard
9.	Shareholders:	(i) Kuthoor Shanty Bernard, being the registered and beneficial owner of 10,000,000 shares in the issued share capital of the Company, and (ii) PARIS SKY LIMITED, a company incorporated in The Marshall Islands, being the registered and beneficial owner of 90,000,000 shares in the issued share capital of the Company
10.	Secretary:	Kuthoor Poonam Shanty
11.	Registered Office:	Room 3401B2, 34th Floor, Cable TV Tower, No.9 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong

THE SECOND SCHEDULE

COMPLETION REQUIREMENTS RELATING TO THE TRANSACTION

1. Obligations of the Share Vendor

The Share Vendor shall:

(a) deliver to the Share Purchaser duly executed instrument of transfer and bought and sold notes in favour of the Share Purchaser or its nominees in respect of the Sale Shares as the Share Purchaser may direct together with the share certificates and all other documents which may be required to give good title to the Sale Shares or which may be necessary to enable the Purchaser to procure the registration of the same in the name of the Share Purchaser or its nominee;

(b) deliver to the Share Purchaser a copy (certified by a director of the Company to be a true and complete copy of the original and in full force and effect as at the Completion Date) of the board resolution of the Company approving and authorizing the execution and completion of this Agreement, the transactions contemplated thereby and all documents incidental thereto;

(c) deliver to the Share Purchaser the statutory books (duly written up-to-date), the Accounts, Completion Accounts, and the common seal and rubber chop of the Company;

(d) cause the passing of the following resolutions of the directors of the Company;

(i) to approve the registration of the transfer of the Sale Share to the Share Purchaser or its nominees upon presentation of duly executed and properly stamped instrument of transfer as the holders of the Sale Shares;

(ii) to appoint such persons as the Share Purchaser may nominate as auditors of the Company;

(iii) to appoint as new directors and company secretary of the Company such persons as the Share Purchaser may nominate;

(iv) to accept resignation of all the directors, secretary and auditors of the Company;

(v) to approve the revocation of authorities in respect of the Company's bank accounts and appointment of persons nominated by the Share Purchaser as authorized signatories; and

(v) to deal with and resolve upon such other matters as the Share Purchase may require;

(e) resign as a director and confirm that he has no claim against the Company whether by way of compensation, remuneration, severance payment, pension, expense or otherwise and cause the appointment of such person as may be nominated by the Share Purchaser as a director of the Company in place of him;

(f) cause Kuthoor Poonam Shanty to resign as a secretary and confirm that she has no claim against the Company whether by way of compensation, remuneration, severance payment, pension, expense or otherwise and cause the appointment of such person as may be nominated by the Share Purchaser as a secretary of the Company in place of her;

(g) cause the revocation or variation of all existing authorities in respect of the operation of the bank accounts of the Company (if any) as the Share Purchaser shall require;

(i) deliver written resignation of the auditors of the Company with effect from the Completion Date, with a confirmation that there are no facts which should be brought to the attention of the Company in connection with their resignation;

(j) deliver revocations of the existing mandates given to the Company's bankers and appointments of persons nominated by the Share Purchaser as authorized signatories for the Company's bank accounts; and

(k) deliver all documents of title for, and all other documents evidencing the Company's ownership of, its assets (including but without limitation to title deeds to the Property).

Provided that the Share Purchaser reserves the right to waive (in whole or in part) any one or more of the aforesaid obligations, such waiver not being effective unless made in writing and notified to the Share Vendor.

IN WITNESS whereof this Agreement is executed by the parties hereto on the day and year first above written.

SIGNED by the Share Vendor)
in the presence of:)

WONG MING HUNG ANDREW
Solicitor, Hong Kong SAR
Gallant Y.T. Ho & Co.

SIGNED by Luk Lai Ching, Kimmy)
)
a director for and on behalf of the)
Share Purchaser in the presence of:)

For and on behalf of
VAGAS LANE LIMITED
....
Authorized Signature

SUN WAI KEI

SIGNED by Kuthoor Shanty Bernard,)
the sole director for and on behalf of)
the Company, in the presence of:)

For and on behalf of
GALAXY GARMENT LIMITED
嘉力製衣有限公司
....
Authorized Signature(s)

WONG MING HUNG ANDREW
Solicitor, Hong Kong SAR
Gallant Y.T. Ho & Co.

THIS **SUPPLEMENTAL AGREEMENT** is made the 28th day of February 2011

BETWEEN

(1) **KUTHOOR SHANTY BERNARD** (Holder of Hong Kong Identity Card No.P274723(9)) of Flats A and B, 26th Floor, Tower 12, Tierra Verde, No.33 Tsing King Road, Tsing Yi, New Territories, Hong Kong (hereinafter referred to as the "Share Vendor");

(2) **VAGAS LANE LIMITED** a company incorporated in Republic of The Marshall Islands with principal place of business in Hong Kong at Flat A, 14th Floor, No.6 Knutsford Terrace, Tsimshatsui, Kowloon, Hong Kong (hereinafter referred to as the "Share Purchaser"); and

(3) **GALAXY GARMENT LIMITED** (嘉力製衣有限公司) (Company Registration No.938241) whose registered office is situate at Unit 3401B2, 34th Floor, Cable TV Tower, No.9 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong (hereinafter referred to as "the Company").

WHEREAS

(A) The parties hereto have entered into an Agreement dated the 10th day of December 2010 for sale and purchase of share(s) of the Company ("the Principal Agreement"), a copy of the Principal Agreement is attached to this Agreement.

(B) Since the Principal Agreement, the parties hereto have further agreed divers terms and conditions as set out in this Agreement, which shall form part of the Principal Agreement as a supplement.

NOW IT IS HEREBY AGREED as follows:

(1) This Agreement is supplemental to the Principal Agreement made by the same parties hereto and save and except the terms and conditions hereby agreed or varied, all the terms and conditions in the Principal Agreement shall remain unchanged and be valid and subsisting, and shall be construed and interpreted as amended herein accordingly.

(2) All the terms and definitions used in this Agreement shall have the same meaning and interpretation as used in the Principal Agreement unless otherwise mentioned herein and unless the context otherwise requires, references to clause numbers and schedules are references to those stated in the Principal Agreement.

(3) The Completion Date of the sale and purchase of the Sale Shares pursuant to Clause 4 and the Second Schedule shall be advanced to the 28th day of February 2011. For the avoidance of doubt, occurrence of Completion shall be subject to fulfillment and satisfaction of the conditions precedent contained in the Principal Agreement and if the consent of the mortgagor under the Mortgage to transfer of the Sale Shares by the Share Vendor to the Share Purchaser is required in compliance with the terms of the Mortgage and any other facility granted to the Company, delivery of such consent to the Share Purchaser.

(4) The Accounts as defined in Clause 1 shall be revised to the audited accounts of the Company made up to the 31st day of March 2010.

(5) The Share Purchaser and the Company hereby jointly and severally covenant, warrant and undertake to the Share Vendor that within a period of one (1) year from Completion, the Company shall not sell or otherwise dispose of the Property to any party at any consideration whatsoever and in the event of breach of this clause, the Share Purchaser and the Company shall jointly and severally indemnify or keep indemnified the Share Vendor for all losses and damages thereof.

(6) In respect of Clause 3.1, the Parties agree and acknowledge as follows:

(a) the Initial Deposit in the sum of HK$5,000,000.00 as stated in Clause 3.1(a) have been paid by the Share Purchaser to the Share Vendor on signing of the Principal Agreement and the Share Vendor hereby acknowledges receipt thereof; and

(b) the Further Deposit in the sum of HK$4,000,000.00 as stated in Clause 3.1(b) have been paid by the Share Purchaser to the Share Vendor on 17th January 2011 and the Share Vendor hereby acknowledges receipt thereof.

(7) The remaining balance of the Share Consideration in the sum of HK$1,000,000.00 referred to in Clause 3.1(d) shall be paid by the Share Purchaser to the Share Vendor on or before Completion provided always that the Share Purchaser shall be entitled at its discretion to withhold payment of the said sum of HK$1,000,000.00 (and which shall not carry interest) until the Business Day immediately following the day when the Share Vendor provides the Share Purchaser with documentary evidence (including certificates) that verifies the fire safety and air-conditioning system in the whole of the Property have been properly installed in compliance with applicable laws and regulations. For the purpose hereof, a "Business Day" shall mean a week day when banks are generally open for business in Hong Kong, but shall exclude a Saturday and a

day when a black rainstorm signal or a typhoon signal number 8 or higher has been hoisted in Hong Kong.

IN WITNESS whereof this Agreement is executed by the parties hereto on the day and year first above written.

SIGNED by the Share Vendor)
in the presence of:)

WONG MING HUNG ANDREW
Solicitor, Hong Kong SAR
Gallant Y.T. Ho & Co.

SIGNED by Luk Lai Ching, Kimmy)
a director for and on behalf of the)
Share Purchaser in the presence of:)

For and on behalf of
VAGAS LANE LIMITED
Authorized Signature(s)

Sun Wai Kei

SIGNED by Kuthoor Shanty Bernard,)
the sole director for and on behalf of)
the Company, in the presence of:)

WONG MING HUNG ANDREW
Solicitor, Hong Kong SAR
Gallant Y.T. Ho & Co.